CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-267491 on Form S-6 of our report dated October 13, 2022, relating to the financial statement of FT 10361, comprising Cboe Vest Large Cap Deep Buffered 20 Portfolio, Series 18, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 13, 2022